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                                                                   Exhibit 99.2

IBIS TECHNOLOGY EXPECTED TO REPORT A NET LOSS PER
SHARE OF $0.04 - $0.07 FOR FIRST QUARTER OF 2000

BUSINESS WIRE - APRIL 12, 2000 08:26

DANVERS, Mass.--(BUSINESS WIRE)--April 12, 2000--Ibis Technology Corporation (NASDAQ: IBIS), a leading manufacturer and supplier of SIMOX-SOI (Separation by IMplantation of OXygen / Silicon-On-Insulator) implantation equipment and wafers for semiconductor manufacturers, today announced that based upon preliminary analysis, the Company expects a net loss for the first quarter which ended March 31, 2000 in the range of $0.04 to $0.07 per share. The major factor contributing to this result is lower than anticipated equipment revenue due to the timing of the receipt of a purchase order for equipment. The Company will announce actual results for the quarter when they become available. In addition, the Company previously used the percentage of completion method for recognizing revenue on implanter sales; however, since it plans to sell Ibis 1000 implanters out of inventory to fulfill future purchase orders, the Company will recognize revenue on future equipment sales upon shipment.

About Ibis Technology

Ibis Technology Corporation is a premier manufacturer and supplier of enhanced silicon-on-insulator substrates and equipment for the worldwide semiconductor industry. The company is headquartered in Danvers, Massachusetts and maintains an office in Aptos, California. Information about Ibis Technology Corporation and SIMOX-SOI is available on Ibis's World Wide Web site at HTTP://WWW.IBIS.COM.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release may contain forward-looking statements that are subject to certain risks and uncertainties including statements regarding the expected net loss for the first quarter and the Company's recognition of revenue for future equipment sales. Such statements are based upon management's current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements, including, but not limited to, product demand and market acceptance risks, general economic conditions, the impact of competitive products, technologies and pricing, the impact of rapidly changing technology, equipment capacity and supply constraints or difficulties, limitations on the ability to protect the Company's patents and proprietary technology, the Company's limited history with regard to sales of implanters, the cyclical nature of the semiconductor industry, and other risks described in the Company's Securities and Exchange Commission filings.

      CONTACT:    Ibis Technology Corporation
                  Debra Nelson
                  Chief Financial Officer
                  978-777-4247